EXHIBIT 5.3
[DELTA AIR LINES, INC. LETTERHEAD]
July 2, 2010
Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, Georgia 30354

Re:	Delta Air Lines, Inc. 2010-1A Pass Through Trust
Pass Through Certificates, Series 2010-1A
Ladies and Gentlemen:
     I am Vice President and Deputy General Counsel of Delta Air Lines, Inc., a Delaware corporation (the “Company”), and have acted as such in connection with the Registration Statement on Form S-3 (Registration No. 333-167811) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and in connection with the issuance and sale by the Company today of $450,000,000 face amount of Pass Through Certificates, Series 2010-1A (the “Pass Through Certificates”), pursuant to the Underwriting Agreement, dated June 28, 2010 (the “Underwriting Agreement”), among the Company and Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters listed on Schedule I thereto (the “Underwriters”). The Pass Through Certificates will be issued under the Pass Through Trust Agreement (the “Pass Through Trust Agreement”), dated as of November 16, 2000, between the Company and U.S. Bank Trust National Association (as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association), as pass through trustee for the trust relating to the Pass Through Certificates (being referred to herein individually as the “Trustee”), as supplemented for the Pass Through Certificates by the Trust Supplement 2010-1A, dated as of July 2, 2010 (the “Trust Supplement”). As used herein, the term “Prospectus” means the final prospectus supplement relating to the Pass Through Certificates in the form filed with the SEC pursuant to Rule 424(b) under the Act on June 29, 2010.
     In so acting, I or counsel under my general supervision have examined the Registration Statement, the Prospectus, the Pass Through Trust Agreement and the Trust Supplement and have also examined and relied upon the representations and warranties contained therein or made pursuant thereto, and on certificates of officers of the Company and of public officials as to factual matters, and upon the originals, or copies certified or otherwise identified to my satisfaction, of such records, documents and other instruments as in my judgment are necessary or advisable to enable me to render the opinion expressed below. In all such examinations, I have assumed the genuineness of all signatures (other than those on behalf of the Company), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies, and as to certificates and telegraphic and telephonic confirmations given by public officials, I have assumed the same to have been properly given and to be accurate.
     Based on the foregoing and subject to the assumptions and qualifications set forth below, I am of the following opinion:
     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.
     2. The Company has the corporate power and authority under Delaware law to execute, deliver and perform its obligations under the Pass Through Trust Agreement and the Trust Supplement.
     3. The Pass Through Trust Agreement and the Trust Supplement have been duly authorized, validly executed and delivered by the Company.
     The opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting these laws, and the federal laws of the United States, except that I express no opinion with respect to the antitrust, bankruptcy, environmental, securities or tax laws of any jurisdiction, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such law may have on the opinions expressed herein.
     This opinion letter is limited to the matters stated, and no opinion is implied or may be inferred beyond those opinions expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and I assume no responsibility to advise you of changes in law, facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify such opinions. In connection with the issuance of the Pass Through Certificates, Debevoise & Plimpton LLP may receive a copy of this letter and rely on the opinions set forth herein.
     I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof and incorporated by reference in the Registration Statement and the reference to my name under the caption “Validity of the Class A Certificates” in the Prospectus. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Leslie P. Klemperer
Vice President and Deputy General Counsel